Filed pursuant to Rule 433

Registration Statement No. 333-142116

Relating to Preliminary Prospectus Supplement

dated April 17, 2012

FEDERATIVE REPUBLIC OF BRAZIL – FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	8.50% Global BRL Bonds due 2024

Ratings*	Baa2/BBB/BBB (Positive / Stable / Stable)

Distribution	SEC Registered

Amount Issued	R$150,000,000 (brings total size to R$3,150,000,000)

Gross Proceeds	US$80,020,416.39

Coupon	8.50% 30/360-day count basis

Maturity	January 5, 2024

Offering Price	99.292% (plus accrued interest, if any, from April 27, 2012)

Yield to Maturity	8.60%

FX (for Settlement)	1.86125

Underwriting Fee	0.3675%

Denominations	R$350,000/R$1,000

Interest Payment Dates	January 5 and July 5

First Interest Payment Date	July 5, 2012

Pricing Date	April 18, 2012 (Hong Kong time)

Settlement Date	April 27, 2012 (T+7)

CUSIP / ISIN	105756BT6 / US105756BT66

Listing	Euro MTF Market Luxembourg

Joint Bookrunners	Goldman, Sachs & Co. HSBC Securities (USA) Inc.

Underwriting Commitments	Goldman, Sachs & Co.: R$75,000,000 HSBC Securities (USA) Inc.: R$75,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/205317/000119312512165502/d331241d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at Goldman, Sachs & Co., calling toll-free +1-866-471-2526 or at HSBC Securities (USA) Inc., calling +1-866-811-8049.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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